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                                                                   EXHIBIT 23.5

                CONSENT OF LEGG MASON WOOD WALKER, INCORPORATED

We hereby consent to, (i) the inclusion of our opinion letter, dated February 9, 2000 to the Board of Directors of OptiCare Health Systems, Inc. ("OptiCare") as Appendix D to the Joint Proxy Statement/Prospectus of OptiCare relating to the merger of OptiCare with Vision Twenty-One, Inc. and (ii) all references to Legg Mason Wood Walker, Incorporated ("Legg Mason") in the sections captioned "Summary of the Joint Proxy Statement/Prospectus - Opinions of Financial Advisors," "The Merger - Background of the Merger," "The Merger - Reasons for the Merger; Recommendations of Boards of Directors," "The Merger - Opinion of OptiCare Advisor" and "The Merger Agreement - Additional Agreements" of the Joint Proxy Statement/Prospectus of OptiCare which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.




                                        LEGG MASON WOOD WALKER, INCORPORATED

                                        By: /s/ Scott R. Cousino
                                           -----------------------------------
                                           Name:  Scott R. Cousino
                                           Title: Managing Director




May 9, 2000